UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2016

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.     Unregistered Sales of Equity Securities.

On December 20, 2016 and in recognition of past service to Towerstream Corporation (the “Company”) and to incentivize future performance, the Compensation Committee of the Board of Directors authorized the award of options to non-executive employees in varying amounts for the purchase of up to a total of 1,055,500 common shares at an exercise price of $0.24 per share for a period of ten years. Such options vest 50% upon the date of issuance and 12.5% over the next four quarterly anniversary dates. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2016, the Company adjusted monthly cash compensation for its independent directors to $5,000 per month effective December 1, 2016 (restoring such compensation to pre-April 2016 levels when the Company instituted a temporary reduction to $2,083 per month), and authorized a one-time cash award of $25,000 to William J. Bush, an independent director, as compensation for Mr. Bush’s efforts in implementing the Company’s restructuring plans.

Also on December 18, 2016, the Compensation Committee of the Board of Directors authorized the creation of a compensation pool for members of the Board, senior management, and key employees in the event of a sale of the Company or all or substantially all of its assets for gross proceeds equal to or exceeding $50 million. The Board in its sole discretion shall determine if and how to allocate payout amounts up to an aggregate of 10% of such gross proceeds in cash, kind, or a combination of the foregoing among individual recipients after a review of the specific facts and circumstances in the event of such a sale. The Company has not entered into any definitive agreements relating to the sale of the Company or its assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: December 22, 2016	By:	/s/ Philip Urso
Philip Urso
Interim Chief Executive Officer